Exhibit 99.2

Vitality Biopharma, Inc. and Subsidiaries

Summary of Unaudited Pro Forma Condensed Consolidated Financial Information

On October 22, 2018, Vitality Biopharma, Inc. (the “Company”), completed its acquisition of Summit Healthtech, Inc. (“Summit”) and its wholly owned subsidiary The Control Center. Pursuant to the terms of a share exchange agreement, the stockholders of Summit exchanged all the outstanding capital stock of Summit for 6,000,000 shares of the Company’s common stock. The shares of the Company’s common stock were valued at a contemporaneous private placement offering price of $1.50 per share resulting in an aggregate purchase price of $9,000,000 for the acquisition.

As required by Accounting Standards Codification Topic 805-20, the Company will allocate the purchase price to assets and liabilities based on their estimated fair value at the acquisition date. The fair values of the assets acquired, as set forth below, are considered provisional and subject to adjustment as additional information is obtained through the purchase price measurement period (a period of up to one year from the closing date). The provisional allocation of the purchase price is based on management’s preliminary estimates. Once management completes its analysis to finalize the purchase price allocation with assistance from a third-party valuation firm, it is reasonably possible that there could be changes to the preliminary values. The primary areas of the purchase price allocation that are not yet finalized relate to identifiable intangible assets and goodwill.

Fair value of assets acquired:
Cash	$14,574
Accounts receivables	24,464
Prepaid expenses	31,121
Property and equipment	12,269
Cost in excess of acquired net assets-to be allocated	9,179,546
Total	9,261,974
Fair value of liabilities assumed	(261,974)
Purchase price	$9,000,000

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018, gives effect to the acquisition as if it had occurred on September 30, 2018. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended March 31, 2018, and the six months ended September 30, 2018, are presented as if the acquisition was consummated on April 1, 2017, the beginning of the Company’s 2018 fiscal year. The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated financial information presented herein is provided for illustrative purposes only. The unaudited pro forma condensed consolidated financial information is based on management’s estimate of the effects of the acquisition, had such transaction occurred on the dates indicated, based on currently available information and certain assumptions and estimates that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or financial position that actually would have been achieved had the acquisition been consummated on the dates indicated, or that may be achieved in the future.

The unaudited pro forma condensed consolidated financial information presented herein should be read in conjunction with the financial statements of The Control Center, Inc. contained elsewhere in this Current Report on Form 8-K/A, as filed with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as filed with the Securities and Exchange Commission on June 28, 2018, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, as filed with the Securities and Exchange Commission on November 14, 2018.

Vitality Biopharma, Inc.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2018

(unaudited)

	Vitality Biopharma, Inc.	The Control Center, Inc.	Pro Forma Adjustments			Pro Forma Total
						(unaudited)
Current assets
Cash	$336,680	$14,574	$			$351,254
Accounts receivable, net	20,065	24,464				44,529
Prepaid expenses	8,058	31,121				39,179
Total current assets	364,803	70,159		-		434,962

Fixed assets	-	12,269				12,269
Cost in excess of acquired net assets from The Control Center acquisition	-	-		9,179,546	(2)	9,179,546

Total Assets	364,803	82,428		9,179,546		9,626,777

Current liabilities
Accounts payable and accrued liabilities	572,473	52,748				625,221
Deferred revenue	-	14,350				14,350
Line of credit- bank	-	194,876				194,876
Derivative liability	215,391	-				215,391
Total liabilities	787,864	261,974		-		1,049,838

Stockholders’ deficit
Common stock	24,483	1,000		6,000	(1)	30,483
				(1,000	)(3)

Additional paid-in capital	23,953,408	180,000		8,994,000	(1)	32,947,408
				(180,000	)(3)
Accumulated deficit	(24,400,952)	(360,546)		360,546	(3)	(24,400,952)
Total stockholders’ deficit	(423,061)	(179,546)		9,179,546		8,576,939
Total liabilities and stockholders’ deficit	$364,803	$82,428		$9,179,546		$9,626,777

Notes

(1) Represents the issuance of 6,000,000 shares of Vitality Biopharma, Inc.’s common stock valued at $9,000,000 for the acquisition of The Control Center.

(2) Represents the preliminary fair value of goodwill and intangible assets related to the acquisition of The Control Center.

(3) Elimination of common stock, additional paid-in capital, and accumulated deficit of The Control Center related to the acquisition of The Control Center by Vitality Biopharma, Inc.

Vitality Biopharma, Inc.

Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended September 30, 2018

(unaudited)

	Vitality Biopharma, Inc.	The Control Center, Inc.	Pro Forma Adjustments			Pro Forma Total
						(unaudited)
Revenues	$62,833	$268,585	$			$331,418

Operating expenses
Cost of products	40,457	-				40,457
Salaries and costs of outpatient services	-	271,350				271,350
General and administrative	1,223,057	190,102				1,413,159
Research and development	1,092,986	-				1,092,986
Total operating expenses	2,356,500	461,452				2,817,952

Loss from operations	(2,293,667)	(192,867)				(2,486,534)

Other expense-change in fair value of derivative liability	(62,349)	-				(62,349)

Net loss	$(2,356,016)	$(192,867)	$			$(2,548,883)

Net loss per share - Basic and diluted	$(0.10)					$(.08)

Weighted average common shares outstanding - Basic and diluted	24,301,786			6,000,000	(1)	30,301,786

Notes

(1) Represents the issuance of 6,000,000 shares of Vitality Biopharma, Inc.’s common stock valued at $9,000,000 for the acquisition of The Control Center.

Vitality Biopharma, Inc.

Pro Forma Condensed Consolidated Statement of Operations

Year ended March 31, 2018

(unaudited)

	Vitality Biopharma, Inc.	The Control Center, Inc.	Pro Forma Adjustments			Pro Forma Total
						(unaudited)
Revenues	$102,419	$433,744		$-		$536,163

Operating expenses
Cost of products	77,943	-				77,943
Salaries and costs of outpatient services	-	588,079				588,079
General and administrative	2,523,405	418,990				2,942,395
Research and development	1,897,817	-				1,897,817
Total operating expenses	4,499,165	1,007,069				5,506,234

Loss from operations	(4,396,746)	(573,325)				(4,970,071)

Other income- change in fair value of derivative liability	87,749	-				87,749

Net loss	$(4,308,997)	$(573,325)	$			$(4,882,322)

Net loss per share - Basic and diluted	$(0.19)					$(0.17)

Weighted average common shares outstanding - Basic and diluted	23,121,003			6,000,000	(1)	29,121,003

Notes

(1) Represents the issuance of 6,000,000 shares of Vitality Biopharma, Inc.’s common stock valued at $9,000,000 for the acquisition of The Control Center.